Exhibit 99

       VF Announces Record Second Quarter and Declares Dividend


    --  Revenues Rise 12%, with Growth across All Businesses

    -- EPS from Continuing Operations up 16% to $.93, Including $.04 Gain from Sale of H.I.S(R) Brand in Europe

    --  Maintaining 2007 Guidance of 12% Growth in Both Revenues and
        EPS

    Information Regarding VF's Second Quarter Conference Call Webcast Today at 8:30 A.M. Can Be Found at the End of This Release.

    GREENSBORO, N.C.--(BUSINESS WIRE)--July 19, 2007--VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, today announced results for the second quarter and first six months of 2007 ended June 30, 2007. All per share amounts are presented on a diluted basis and, unless otherwise noted, reflect continuing operations.

    Revenues rose 12% to a record $1,517.4 million, compared with $1,351.3 million in the second quarter of 2006, driven by higher revenues across our Outdoor, Jeanswear, Sportswear and Imagewear businesses. Income from continuing operations in the current quarter increased 18% to a record $105.8 million, compared with $89.6 million in the prior year's quarter. Earnings per share from continuing operations rose 16%, to a record $.93 from $.80 last year and included a $.04 gain from the sale of the H.I.S(R) trademarks and related intellectual property in Europe. Reflecting the impact of our discontinued intimate apparel business, the sale of which was concluded in the second quarter, net income was $81.7 million, or $.72 per share, compared with $99.0 million, or $.88 per share in the prior year quarter.

    For the first half of 2007, revenues rose 14% to a record $3,191.0 million from $2,806.9 million. Income from continuing operations increased 15% to $239.9 million, compared with $207.7 million in the prior year period. Earnings per share from continuing operations rose 14% to $2.10. Net income, including the effects of discontinued operations in both periods, was $220.0 million, or $1.93 per share, compared with $227.2 million, or $2.02 per share in the prior year period. Year-to-date, the impact from discontinued operations was a net loss of $19.9 million, or $.17 per share. Considering the anticipated gain on assets yet to be sold throughout the remainder of the year, the projected impact from discontinued operations for the full year is an estimated loss of $.07 per share.

    "The success of our brand portfolio management strategy is evidenced by another record quarter. Our core businesses, which remain strong and healthy, and the brands we have acquired over the last several years continue to drive tremendous shareholder value. Most importantly, we continue to see substantial opportunities for growth, particularly across our lifestyle brands," said Mackey J. McDonald, Chairman and Chief Executive Officer. "Our two most recent acquisitions, the Eagle Creek(R) and Majestic(R) businesses, are performing very well, and we remain confident in our ability to successfully identify, acquire and integrate additional brands with strong growth potential."

    Second Quarter Business Review

    Outdoor

    Total revenues grew strongly in the quarter, up 20% to $446.8 million. Domestic revenues grew 10% in the quarter, driven by double-digit growth in The North Face(R) and Reef(R) brands and continued strong growth in our Vans(R) brand. JanSport(R) brand revenues declined in the quarter, due primarily to a shift in the timing of product shipments into the third quarter. The acquisition of the Eagle Creek(R) brand of adventure travel gear added $10 million to revenues in the quarter. International revenues rose 48%, with The North Face(R), Vans(R), Kipling(R), Napapijri(R), Eastpak(R) and Reef(R) brands each growing in excess of 35%. Outdoor operating income grew 25% in the quarter, reflecting the strong increase in revenues.

    Jeanswear

    Revenues in our Jeanswear coalition, which includes our Wrangler(R), Lee(R) and Riders(R) brands, rose 3%. The increase was driven by a 14% increase in international revenues in the quarter, led by continued strong performance of our Lee brand and rapid growth in emerging markets such as China, Russia and India. Foreign currency translation also contributed to the international revenue gain, accounting for about half of the increase. Domestic revenues were flat in the quarter, with revenues in our Lee, Mass Market and Western Specialty businesses each approximately even with prior year levels. Jeanswear operating income rose 14%, with a strong increase in operating margins resulting from restructuring actions taken in prior periods.

    Sportswear

    Total revenues of our Sportswear coalition, which includes our Nautica(R) and John Varvatos(R) brands as well as the Kipling(R) brand in North America, rose 9% in the quarter. Our Kipling(R) and John Varvatos(R) businesses each posted revenue gains in excess of 25%, and revenues of our Nautica(R) branded business grew 6%. Operating income rose 5% in the quarter, with operating margins slightly below prior year levels due to continued investments to build our women's sportswear business.

    Imagewear

    Total revenues of our Imagewear coalition rose 22% due to the February 2007 acquisition of the Majestic Athletic business, which contributed $45 million to revenues in the quarter. Imagewear operating income and margins declined in the quarter compared with the very strong results in last year's second quarter, reflecting business and product mix changes in the current quarter. Operating income and margin comparisons for the second half of the year are expected to improve substantially.

    Operating income, which includes a $7.5 million gain from the H.I.S(R) sale, rose 16% in the quarter. Including this gain, operating margins rose to 11.1% from 10.8%.

    During the quarter we concluded the share repurchase that utilized the proceeds from the sale of our Intimates business. We repurchased
2.1 million shares in the second quarter, bringing the total number of shares repurchased this year to 4.1 million.

    Our balance sheet continues to be in excellent shape. Our debt to total capital ratio remains low, providing us with the flexibility to continue to pursue acquisitions to further build our portfolio with higher growth lifestyle brands and enhance shareholder value. Debt as a percent of total capital was 20% at June 2007, compared with 25% at June 2006.

    A key growth strategy for VF is to expand our direct-to-consumer business primarily through retail store expansion. We continue to grow our retail store base, ending the quarter with 544 owned retail stores, up from 533 at the end of the first quarter. Our retail revenues grew 22% in the quarter, with strong growth in our Vans(R), Nautica(R) and The North Face(R) brand stores.

    Outlook

    We continue to expect a fifth consecutive year of record results, with healthy organic growth. We are taking a cautious outlook regarding retail and consumer trends for the second half of the year by maintaining our guidance for a 12% increase in both revenues and EPS. We're looking forward to a record third quarter, with revenues expected to rise approximately 12%, while earnings per share from continuing operations should increase 10%. Operating margins should be strong and stable in the quarter, while the tax rate will be slightly higher, reflecting credits recorded in the prior year period. We also continue to expect a very strong year of cash flow from operations of approximately $625 million.

    Dividend Declared

    The Board of Directors declared a cash dividend of $.55 per share, payable on September 20, 2007 to shareholders of record as of the close of business on September 10, 2007.

    Cautionary Statement on Forward-looking Statements

    Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

    Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include VF's reliance on a small number of large customers; the financial strength of VF's customers; changing fashion trends and consumer demand; increasing pressure on margins; VF's ability to implement its growth strategy; VF's ability to successfully integrate and grow acquisitions; VF's ability to maintain information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF's ability to accurately forecast demand for products; continuity of members of VF's management; VF's ability to protect trademarks and other intellectual property rights; maintenance by VF's licensees and distributors of the value of VF's brands; the overall level of consumer spending; general economic conditions and other factors affecting consumer confidence; fluctuations in the price, availability and quality of raw materials and contracted products; foreign currency fluctuations; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

    About the Company

    VF Corporation is a leader in branded lifestyle apparel including jeanswear, outdoor products, image apparel and sportswear. Its principal brands include Wrangler(R), Lee(R), Riders(R), Rustler(R), The North Face(R), Vans(R), Reef(R), Napapijri(R), Kipling(R),
Nautica(R), John Varvatos(R), JanSport(R), Eastpak(R), Eagle Creek(R), Red Kap(R)and Majestic(R).

    VF Corporation's press releases, annual report and other information can be accessed through the Company's home page, www.vfc.com.

    Webcast Information

    VF will hold its first quarter conference call and webcast today at 8:30 a.m. ET. Interested parties should call 1-800-811-8824 domestic, or 1-913-981-4903 international, to access the call. You may also access this call via the Internet at www.vfc.com. A replay will be available through Aug. 2, 2007, and can be accessed by dialing 1-888-203-1112 domestic, and 1-719-457-0820 international. The pass code is 1156764. A replay also can be accessed at the Company's web site at www.vfc.com.



                VF CORPORATION
      Consolidated Statements of Income
   (In thousands, except per share amounts)




                            Three Months             Six Months
                             Ended June              Ended June
                       ----------------------- -----------------------

                          2007        2006        2007        2006
                       ----------- ----------- ----------- -----------

Net Sales              $1,500,431  $1,332,892  $3,154,039  $2,769,598
Royalty Income             16,962      18,421      36,973      37,337
                       ----------- ----------- ----------- -----------

Total Revenues          1,517,393   1,351,313   3,191,012   2,806,935
                       ----------- ----------- ----------- -----------

Costs and Operating
 Expenses
 Cost of goods sold       865,727     765,554   1,811,610   1,590,154
 Marketing,
  administrative and
  general expenses        483,204     439,970     995,615     883,679
                       ----------- ----------- ----------- -----------
                        1,348,931   1,205,524   2,807,225   2,473,833
                       ----------- ----------- ----------- -----------

Operating Income          168,462     145,789     383,787     333,102

Other Income (Expense)
 Interest income            2,848       1,292       5,292       2,710
 Interest expense         (13,101)    (13,856)    (27,024)    (26,535)
 Miscellaneous, net         1,483         542       1,749       1,371
                       ----------- ----------- ----------- -----------
                           (8,770)    (12,022)    (19,983)    (22,454)
                       ----------- ----------- ----------- -----------

Income from Continuing
 Operations Before
 Income Taxes             159,692     133,767     363,804     310,648

Income Taxes               53,887      44,208     123,921     102,947
                       ----------- ----------- ----------- -----------

Income from Continuing
 Operations               105,805      89,559     239,883     207,701

Discontinued Operations
 Income from operations       171       9,473       4,437      19,516
 Loss on disposal         (24,314)          -     (24,314)          -
                       ----------- ----------- ----------- -----------
                          (24,143)      9,473     (19,877)     19,516
                       ----------- ----------- ----------- -----------

Net Income             $   81,662  $   99,032  $  220,006  $  227,217
                       =========== =========== =========== ===========

Earnings Per Common
 Share - Basic
 Income from continuing
  operations           $     0.96  $     0.81  $     2.16  $     1.88
 Discontinued
  operations - income
  from operations            0.00        0.09        0.04        0.18
 Discontinued
  operations - loss on
  disposal                  (0.22)          -       (0.22)          -
 Net income                  0.74        0.90        1.98        2.06

Earnings Per Common
 Share - Diluted
 Income from continuing
  operations           $     0.93  $     0.80  $     2.10  $     1.85
 Discontinued
  operations - income
  from operations            0.00        0.08        0.04        0.17
 Discontinued
  operations - loss on
  disposal                  (0.21)          -       (0.21)          -
 Net income                  0.72        0.88        1.93        2.02


Weighted Average Shares
 Outstanding
 Basic                    110,504     109,854     111,199     109,867
 Diluted                  113,473     112,539     114,146     112,440


Cash Dividends Per
 Common Share          $     0.55  $     0.55  $     1.10  $     0.84






NOTE: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. Similarly, the fiscal second quarter ends on the Saturday closest to June 30. For presentation purposes herein, all references to periods ended June 2007, December 2006 and June 2006 relate to the fiscal periods ended as of June 30, 2007, December 30, 2006 and July 1, 2006, respectively.




                            VF CORPORATION
                     Consolidated Balance Sheets
                            (In thousands)





                                      June      December      June
                                      2007        2006        2006
                                   ----------- ----------- -----------

ASSETS

Current Assets
 Cash and equivalents              $  177,849  $  343,224  $  161,672
 Accounts receivable, net             924,455     809,594     768,773
 Inventories                        1,217,721     958,262   1,044,444
 Other current assets                 198,851     205,004     244,789
 Current assets of discontinued
  operations                           17,871     261,926     314,436
                                   ----------- ----------- -----------
  Total current assets              2,536,747   2,578,010   2,534,114

Property, Plant and Equipment       1,466,736   1,455,154   1,408,471
 Less accumulated depreciation        871,850     862,096     849,394
                                   ----------- ----------- -----------
                                      594,886     593,058     559,077

Intangible Assets                     854,381     755,693     747,839

Goodwill                            1,048,348   1,030,925     990,958

Other Assets                          378,660     348,862     387,746

Noncurrent Assets of Discontinued
 Operations                                 -     159,145     186,835
                                   ----------- ----------- -----------

                                   $5,413,022  $5,465,693  $5,406,569
                                   =========== =========== ===========


LIABILITIES AND SHAREHOLDERS'
 EQUITY

Current Liabilities
 Short-term borrowings             $  107,586  $   88,467  $  229,145
 Current portion of long-term debt     97,435      68,876      36,164
 Accounts payable                     424,229     385,700     413,187
 Accrued liabilities                  438,075     392,815     419,429
 Current liabilities of
  discontinued operations                 675      78,990      82,129
                                   ----------- ----------- -----------
  Total current liabilities         1,068,000   1,014,848   1,180,054

Long-term Debt                        602,229     635,359     693,359

Other Liabilities                     565,613     536,728     587,080

Noncurrent Liabilities of
 Discontinued Operations                    -      13,586      24,669

Commitments and Contingencies

Common Stockholders' Equity
 Common Stock                         109,717     112,185     110,640
 Additional paid-in capital         1,585,105   1,469,764   1,368,082
 Accumulated other comprehensive
  income (loss)                       (58,336)   (123,652)   (180,782)
 Retained earnings                  1,540,694   1,806,875   1,623,467
                                   ----------- ----------- -----------
  Total common stockholders'
   equity                           3,177,180   3,265,172   2,921,407
                                   ----------- ----------- -----------

                                   $5,413,022  $5,465,693  $5,406,569
                                   =========== =========== ===========




                            VF CORPORATION
                Consolidated Statements of Cash Flows
                            (In thousands)




                                                      Six Months
                                                      Ended June
                                                 ---------------------

                                                    2007       2006
                                                 ---------- ----------

Operating Activities
 Net income                                      $ 220,006  $ 227,217
 Adjustments to reconcile net income to cash
  used by operating activities of continuing
  operations:
  Loss/(income) from discontinued operations        19,877    (19,516)
  Depreciation                                      46,350     43,177
  Amortization of intangible assets                 10,281      8,386
  Other amortization                                13,321     11,199
  Stock-based compensation                          34,227     27,204
  Pension funding under/(over) expense               4,993    (52,442)
  Other, net                                       (33,801)    (9,552)
  Changes in operating assets and liabilities,
   net of acquisitions and dispositions:
   Accounts receivable                             (68,705)   (89,138)
   Inventories                                    (197,058)  (136,159)
   Accounts payable                                 28,687     16,490
   Accrued compensation                            (28,284)   (51,038)
   Accrued income taxes                              6,624    (26,035)
   Accrued liabilities and other                    36,096     31,306
                                                 ---------- ----------

  Cash provided/(used) by operating activities
   of continuing operations                         92,614    (18,901)

 (Loss)/income from discontinued operations        (19,877)    19,516
 Adjustments to reconcile (loss)/income from
  discontinued operations to cash used by
  discontinued operations:
  Loss on disposal of discontinued operations       24,314          -
  Other, net                                       (15,601)   (20,643)
                                                 ---------- ----------
  Cash used by discontinued operations             (11,164)    (1,127)
                                                 ---------- ----------
 Cash provided/(used) by operating activities       81,450    (20,028)

Investing Activities
 Capital expenditures                              (50,385)   (55,018)
 Business acquisitions, net of cash acquired (178,639) (3,893) Proceeds from sale of Intimate Apparel
  business                                         348,714          -
 Software purchases                                   (777)    (7,196)
 Other, net                                          3,676      9,204
                                                 ---------- ----------
  Cash provided/(used) by investing activities
   of continuing operations                        122,589    (56,903)
 Discontinued operations, net                         (243)     2,875
                                                 ---------- ----------
  Cash provided/(used) by investing activities     122,346    (54,028)

Financing Activities
 Increase in short-term borrowings                  18,565     88,175
 Payments on long-term debt                         (8,531)    (1,444)
 Purchase of Common Stock                         (350,000)  (118,582)
 Cash dividends paid                              (122,359)   (93,607)
 Proceeds from issuance of Common Stock, net        75,519     53,542
 Tax benefits of stock option exercises             14,667      7,824
                                                 ---------- ----------

  Cash used by financing activities               (372,139)   (64,092)

Effect of Foreign Currency Rate Changes on Cash      2,968      3,263
                                                 ---------- ----------

Net Change in Cash and Equivalents                (165,375)  (134,885)

Cash and Equivalents - Beginning of Year           343,224    296,557
                                                 ---------- ----------

Cash and Equivalents - End of Period             $ 177,849  $ 161,672
                                                 ========== ==========




                            VF CORPORATION
                  Supplemental Financial Information
                     Business Segment Information
                            (In thousands)






                            Three Months             Six Months
                             Ended June              Ended June
                       ----------------------- -----------------------

                          2007        2006        2007        2006
                       ----------- ----------- ----------- -----------

 Coalition Revenues
 Jeanswear             $  655,402  $  638,170  $1,416,206  $1,341,990
 Outdoor                  446,745     371,047     985,498     756,692
 Imagewear                229,885     188,496     443,576     382,461
 Sportswear               153,651     141,210     302,091     304,231
 Other                     31,710      12,390      43,641      21,561
                       ----------- ----------- ----------- -----------

 Total coalition
  revenues             $1,517,393  $1,351,313  $3,191,012  $2,806,935
                       =========== =========== =========== ===========


 Coalition Profit
 Jeanswear             $  101,437  $   88,850  $  230,890  $  211,873
 Outdoor                   52,962      42,355     136,707      92,947
 Imagewear                 26,052      29,107      56,506      59,158
 Sportswear                18,834      17,885      28,808      38,338
 Other                      3,670         283       2,458        (927)
                       ----------- ----------- ----------- -----------

 Total coalition
  profit                  202,955     178,480     455,369     401,389

 Corporate and Other
  Expenses                (33,010)    (32,149)    (69,833)    (66,916)
 Interest, net            (10,253)    (12,564)    (21,732)    (23,825)
                       ----------- ----------- ----------- -----------

Income from Continuing
 Operations Before
 Income Taxes          $  159,692  $  133,767  $  363,804  $  310,648
                       =========== =========== =========== ===========

    CONTACT: VF Services, Inc.
             Cindy Knoebel, CFA, 212-841-7141 or 336-424-6189
             VP, Financial & Corporate Communications